<u>INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT</u>

We consent to the inclusion in this Registration Statement of Healthcare Business Resources, Inc. on Form S-1 of our report dated June 5, 2020, with respect to our audit of the financial statements of Healthcare Business Resources, Inc. as of February 29, 2020 and for the period from September 9, 2019 (inception) to February 29, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA